ASSET PROGRAM, INC.

 ML MID CAP VALUE OPPORTUNITIES FUND

SERIES 1

FILE # 811-7177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
10/27/2004	Dreamworks Animation	15,500	29,000,000

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

Banc of America Securities

Bear, Stearns & Co. Inc.

Merrill Lynch

HSBC Securities (USA) Inc.

SG Cowen & Co., LLC

Allen & Company LLC

ING Financial Markets LLC

Muriel Siebert & Co., Inc.

Ramirez & Co., Inc.

Utendahl Capital Group, LLC

12/14/2004	Las Vegas Sands	48,900	23,800,000

Goldman

Citigroup Global Markets

JP Morgan

Lehman Brothers

Merrill Lynch

UBS Securities

Jefferies & Co

ABN AMRO Rothschild

CIBC World Markets

Commerzbank Capital Markets

Ramirez & Co.

Scotia Capital (USA)

Utendahl Capital